                                                                  EXECUTION COPY


                        ASSET PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                               ACXIOM CORPORATION
                                   ("SELLER")

                                       and

                               SEDONA CORPORATION
                                    ("BUYER")



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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

1.       DEFINITIONS...........................................................1
         (a)      "AGREEMENT"..................................................1
         (b)      "ASSETS".....................................................1
         (c)      "BUSINESS"...................................................1
         (d)      "BUSINESS TECHNOLOGY"........................................1
         (e)      "BUYER"......................................................1
         (f)      "CLOSING"....................................................1
         (g)      "COMMON STOCK"...............................................2
         (h)      "CLOSING DATE"...............................................2
         (i)      "EXCLUDED ASSETS"............................................2
         (j)      "PREFERRED STOCK"............................................2
         (k)      "OPERATING AGREEMENT"........................................2
         (l)      "SELLER".....................................................2
         (m)      "WARRANTS"...................................................2

2.       PURCHASE AND SALE OF ASSETS...........................................2

3.       PURCHASE PRICE........................................................3

4.       PRORATION.............................................................5

5.       ACCOUNTS RECEIVABLE...................................................5

6.       LIABILITIES...........................................................5

7.       NONCOMPETITION AGREEMENT..............................................6

8.       REPRESENTATIONS AND WARRANTIES OF THE SELLER..........................7
         (a)      ORGANIZATION.................................................7
         (b)      AUTHORIZATION................................................7
         (c)      VALIDITY.....................................................7
         (d)      NO CONSENTS..................................................7
         (e)      FINANCIAL INFORMATION........................................7
         (f)      TITLE........................................................7
         (g)      NO UNDISCLOSED LIABILITIES...................................7
         (h)      LITIGATION...................................................8
         (i)      CONTRACTS....................................................8
         (j)      TAX MATTERS..................................................8
         (k)      PRODUCT PROGRAMS.............................................8

                                       ii
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                                                                            PAGE
                                                                            ----
         (l)      BROKERS......................................................9
         (m)      CONDITION OF THE ASSETS......................................9
         (n)      ACCOUNTS RECEIVABLE..........................................9
         (o)      TRADEMARKS AND TRADENAMES....................................9
         (p)      CHANGES IN BUSINESS..........................................9

9.       REPRESENTATIONS AND WARRANTIES OF THE BUYER...........................9
         (a)      ORGANIZATION.................................................9
         (b)      AUTHORIZATION................................................9
         (c)      NO CONFLICTS................................................10
         (d)      CAPITALIZATION..............................................10
         (e)      PREFERRED STOCK.............................................10
         (f)      LITIGATION..................................................10
         (g)      COMPLIANCE WITH LAWS........................................10
         (h)      VALIDITY....................................................10
         (i)      BROKERS.....................................................10

10.      COVENANTS OF THE BUYER...............................................11

11.      COVENANTS OF THE SELLER..............................................11
         (a)      SOFTWARE INDEMNIFICATION....................................11
         (b)      CONDUCT OF BUSINESS.........................................11
         (c)      INFORMATION.................................................12
         (d)      CONSENTS....................................................12
         (e)      NOTICE OF LITIGATION........................................13
         (f)      DISCLOSURE..................................................13
         (g)      INTENTIONALLY DELETED.......................................13
         (h)      CORPORATE SUPPORT...........................................13
         (i)      EXTENSION OF CREDIT.........................................13
         (a)      TIME AND PLACE..............................................13
         (b)      DELIVERIES AT THE CLOSING BY THE SELLER.....................13
         (c)      DELIVERIES BY THE BUYER.....................................14
         (d)      DELIVERIES AFTER CLOSING....................................14

13.      CONDITIONS TO BUYER'S OBLIGATIONS....................................15
         (a)      REPRESENTATIONS, WARRANTIES AND COVENANTS...................15
         (b)      NO ADVERSE PROCEEDINGS......................................15
         (d)      CONSENTS....................................................15
         (e)      NO MATERIAL ADVERSE CHANGE..................................15
         (f)      NO OTHER MATERIAL ADVERSE FACT OR CONDITION.................16
         (g)      AUDITED FINANCIAL STATEMENTS................................16

                                      iii

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                                                                            PAGE
                                                                            ----

14.      CONDITIONS TO SELLER'S OBLIGATIONS...................................16
         (a)      REPRESENTATIONS, WARRANTIES AND COVENANTS...................16
         (b)      NO ADVERSE PROCEEDINGS......................................16

15.     INDEMNIFICATION.......................................................16
         (a)      INDEMNIFICATION BY SELLER...................................16
         (b)      INDEMNIFICATION BY BUYER....................................16
         (c)      NOTICE AND DEFENSE..........................................17
         (a)      ASSIGNMENT..................................................20
         (b)      FURTHER ASSURANCES..........................................20
         (c)      MODIFICATION................................................20
         (d)      BINDING EFFECT AND BENEFIT..................................20
         (e)      HEADINGS AND CAPTIONS.......................................20
         (f)      NOTICE......................................................20
         (g)      SEVERABILITY................................................21
         (h)      WAIVER......................................................21
         (i)      RIGHTS AND REMEDIES CUMULATIVE..............................21
         (j)      GENDER AND PRONOUNS.........................................21
         (k)      ENTIRE AGREEMENT............................................21
         (l)      GOVERNING LAW...............................................22
         (m)      INCORPORATION BY REFERENCE..................................22
         (n)      COUNTERPARTS................................................22
         (o)      AUTHORITY...................................................22
         (p)      RULES OF CONSTRUCTION.......................................22
         (q)      RESOLUTION OF DISPUTES......................................22

                                       iv

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                        ASSET PURCHASE AND SALE AGREEMENT
                        ---------------------------------


         THIS ASSET PURCHASE AND SALE AGREEMENT is executed effective as of April 1, 2000, by and between Acxiom Corporation (the "Seller"), a Delaware corporation, and Sedona Corporation (the "Buyer"), a Pennsylvania corporation.

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Seller is engaged in the business of designing and implementing customer information management systems in its business unit located in Minneapolis, Minnesota; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller all of the assets used in connection with or otherwise associated with such business unit, except such assets expressly excluded herein.

         NOW THEREFORE, in exchange for the mutual promises, covenants and other agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

         1. DEFINITIONS. Certain of the capitalized terms used in this Agreement shall have the following meanings, unless the context otherwise specifically requires:

                  (a) "AGREEMENT" shall mean and refer to this Asset Purchase and Sale Agreement and the exhibits and schedules attached hereto and made a part hereof.

                  (b) "ASSETS" shall have the meaning set forth in Section 2 hereof.

                  (c) "BUSINESS" shall mean and refer to Seller's business located in Minneapolis, Minnesota which utilizes the assets in the operation of Seller's business "referred to as Customer Information Management System or 'CIMS.'"

                  (d) "BUSINESS TECHNOLOGY" shall mean and refer to (i) all Customer Information Management Systems ("CIMS") software, including any derivatives and updates; and any data extractor components and all other intellectual property associated with CIMS.

                  (e) "BUYER" shall mean and refer to Sedona Corporation, a Pennsylvania corporation.

                  (f) "CLOSING" shall mean the event occurring on the Closing Date and time when the transaction contemplated by this Agreement is consummated and title to the Assets is transferred from Seller to Buyer pursuant to the terms hereof.


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                  (g) "COMMON STOCK" shall mean and refer to Buyer's common
stock as currently traded on NASDAQ under the symbol "SDNA."

                  (h) "CLOSING DATE" shall mean April 1, 2000.

                  (i) "EXCLUDED ASSETS" shall mean and refer to cash and certain other assets, including intercompany assets and deposits of Seller; and the specific items of property are listed on Schedule 1(i).

                  (j) "PREFERRED STOCK" shall mean and refer to Buyer's Class A, Series H convertible preferred stock.

                  (k) "OPERATING AGREEMENT" shall mean and refer to the Operating Agreement and the Addendum to the Operating Agreement executed by and between Seller and buyer effective February 1, 2000, and March 31, 2000, respectively.

                  (l) "SELLER" shall mean and refer to Acxiom Corporation, a Delaware corporation.

                  (m) "WARRANTS" shall mean and refer to Buyer's warrants which grant Seller the right to purchase Common Stock.

         2. PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions contained herein, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from the Seller, all of the rights and privileges, assets and other property interests, real, personal and intellectual of Business, other than the Excluded Assets, as listed in Schedule 1(i), which are used directly in connection with or otherwise associated with the Business or are part of the Business Technology as of the Closing Date (collectively, the "Assets"), including without limitation, the following:

                  (a) All of Seller's accounts receivable of Business and work-in-process of Business which have accrued prior to Closing, including, but, not limited to the accounts receivable as listed in Schedule 2(a) as of March 31, 2000 and updated as of Closing (collectively the "Accounts Receivable");

                  (b) All of Seller's inventories of goods, merchandise and materials, including without limitation, all property held for resale in the ordinary course of the Business and located at the situs of the Business;

                  (c) All of Seller's furniture, fixtures, equipment, trade fixtures, shelving, signs, tools, spare parts and all relevant business operating records and documentation in all media forms of the Business located at the situs of the Business, including without limitation, the property as described on Schedule 2(c) hereto;

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                  (d) All of Seller's hardware and software, both source and object code directly relating to the Business and/or used in the Business and located at the situs of the Business as described on Schedule 2(d) hereto;

                  (e) All of Seller's maintenance contracts, service agreements, purchase orders, customer contracts and other contracts related to the operation of the Business as described on Schedule 2(e) (the "Contracts");

                  (f) All of Seller's technical assets of Business including but not limited to all Business Technology, and other intellectual property used directly in the Business, including all modifications to various versions of such technology located at the situs of the Business;

                  (g) All of Seller's books and records, or copies thereof used in the Business (including, without limitation, customer lists and records, prospect lists, files, equipment records, documents, catalogs, files, operating manuals and other similar data in all media forms relating to the Business property to be sold to Buyer hereunder);

                  (h) All of Seller's warranties, to the extent transferable, of any predecessor, manufacturer, supplier or vendor with respect to any of the Business property being sold to Buyer hereunder; and

                  (i) All of Seller's interest, if any, in the name "Customer Information Management System or CIMS;" provided however, the parties acknowledge that Seller has not licensed the name or formally established any proprietary rights with regard thereto nor has Seller provided any representation to Buyer regarding the use of the name after Closing.

         The Assets will be transferred to Buyer free and clear of all liens, claims, encumbrances, security interests and adverse rights or interests whatsoever except those specifically assumed liabilities set forth in Paragraph 3(d) and relating to customer claims that may arise hereafter.

         3. PURCHASE PRICE.

                  (a) The purchase price for the Assets shall be equal to the sum of (i) one million five hundred thousand dollars ($1,500,000) payable to Seller in shares of Buyer's convertible Preferred Stock at a stated price of one thousand dollars ($1,000) per share for a total of one thousand five hundred (1,500) shares, and (ii) two hundred forty-seven thousand, nine hundred and thirty-four (247,934) of Buyer's Warrants to purchase Buyer's Common Stock.


                  (b) The shares of Preferred Stock shall be duly authorized and issued to Seller on the Closing Date and shall accrue a dividend at the rate of eight percent (8%) per annum beginning the first calendar day after Closing and continuing thereafter until converted. The dividend shall be paid in cash by the end of the tenth (10th) business day following the end of each calendar quarter. The shares of Preferred Stock shall be convertible for a period of thirty-three
(33) months from

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Closing at Buyer's option; and if not converted by Buyer on or before the last day of the 33rd month, then Seller shall have the option for three (3) months thereafter to convert the shares of Preferred Stock; provided however, in the event the Seller has not converted the Preferred Stock prior to the date which is thirty-six (36) months from Closing, then the Preferred Stock shall automatically convert on that date into Buyer's Common Stock. The amount of Preferred Stock to be converted shall be calculated as follows: the numerator shall be the amount of principal being converted by Seller divided by a denominator which shall be equal to the product of ninety-five percent (.95) of the average of the closing price of the Common Stock for the preceding twenty
(20) trading days prior to conversion.

                  (c) The Warrants shall be duly authorized and issued to Seller on the Closing Date and shall expire on the fifth anniversary of the Closing Date; provided however, the Warrants may be exercised to purchase an equal number of shares of Buyer's Common Stock at any time prior to expiration. The exercise price of the Warrants shall be three dollar and 25/1000 ($3.025) per share; said Warrants to be in the form substantially similar to that attached hereto as Exhibit A.

                  (d) The assumption of liabilities as set forth on Schedule
3(d).

                  (e) In the event Buyer is not able to collect more than fifty thousand dollars ($50,000) of the Accounts Receivable set forth on Schedule 2(a) by the end of the period which is six (6) months after Closing, then Buyer will have the option to propose a "Receivable Adjustment" to the purchase price, pursuant to the following:

                           (i) Within fifteen days following six months after
Closing, Buyer shall cause to be prepared and delivered to Seller a schedule of all accounts receivable on Schedule 2(a) which have not been collected and to the extent the aggregate sum of the items on the schedule exceed fifty thousand dollars ($50,000) (the "Basket") the excess shall be the proposed "Receivable Adjustment." Failure of Buyer to provide Seller with a Receivable Adjustment within the foregoing time period shall cause Buyer's option to propose an adjustment to lapse, and there shall be no adjustment.

                           (ii) Upon receipt of the proposed Receivable
Adjustment, the Seller may conduct an audit of Buyer's Receivable Adjustment and prepare any proposed adjustments ("Proposed Adjustment"). The Proposed Adjustment shall be provided to Buyer within fifteen (15) days following receipt by Seller of the Receivable Adjustment. Failure of Seller to provide Buyer a proposed adjustment within fifteen (15) days shall be deemed agreement with the Receivable Adjustment.

                           (iii) In the event the parties agree to a "Receivable
Adjustment," then the Receivable Adjustment shall be applied initially to any minimum Royalty Payments, as hereinafter defined, thereafter due and payable to Seller. Any dispute as to the Receivable Adjustment shall be resolved pursuant to Section 22(q).

                  (f) To the extent the Accounts Receivable, less all cash directly related thereto which has been received but not yet posted to the appropriate Account Receivable, is greater than or less than three hundred eighty thousand dollars ($380,000) at Closing, then the parties agree that the amount over or under three hundred eighty thousand dollars ($380,000) shall be added to or subtracted from, as the case may be, the Basket.

         4. PRORATION.

                  (a) Subject to the Operating Agreement, income and expenses (including rents, utilities and other similar items) with respect to the Business, shall be prorated and allocated between the parties as of the close of business on the Closing Date. To the extent practical, a reconciliation and payment of prorated items shall take place at the Closing, and to the extent not practical, the reconciliation shall take place as soon as reasonably practical and payment by either party to the other party then being made not later than sixty (60) days following the Closing Date.

         (b) For six (6) months following Closing, the parties agree to meet on the fifteenth (15th) business day of each month to reconcile any income and expense items that have been received or incurred by either party which may be due the other party.

         5. ACCOUNTS RECEIVABLE. After Closing, Seller and Buyer agree to mutually work together to resolve any issues regarding the Accounts Receivable, and Seller shall designate an Acxiom associate to thereafter be available to assist Buyer with any questions regarding the Accounts Receivable. To the knowledge of Seller, Schedule 2(a) sets forth a complete list of all Accounts Receivable as of March 31, 2000, which are outstanding with respect to the period prior to Closing, except for receivables which will accrue from March 31 until Closing, which shall also be assigned to and assumed by Buyer, except as agreed upon in Section 3(e)(iii) above. To the extent not specifically designated by a customer, payments received shall be credited to the oldest invoices outstanding first. Buyer shall assume sole responsibility for the collection of the Accounts Receivable which are being purchased, except as agreed above.

         6. LIABILITIES.


                  (a) Except as specifically listed on Schedule 6, the parties acknowledge and agree that Buyer is not assuming any liability, debt or other obligation of the Seller for trade accounts payable, intercompany payables, accrued employee compensation and benefits, or any accrued expenses attributable to the period prior to the Closing Date, (direct or indirect, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, known or unknown, secured or unsecured, absolute, fixed, contingent or otherwise) in connection with the transactions contemplated by this Agreement; provided however, Buyer shall assume all related obligations arising from the Contracts being purchased including but not limited to all deferred revenue contractual liabilities incurred in the ordinary course of business relating the terms of the Contracts being assumed as provided on Schedule 3(d); provided further, to the extent any payment shall be due and payable to third party vendors as a result of an installation or use of such third party's software in a solution directly related to the Business, then to the extent Seller has collected monies associated with such installation prior to Closing, then Seller shall be responsible for payment to third party vendors. If Buyer shall have collected monies associated with such installation after Closing, then Buyer shall be responsible for such payment.

         (b) In the event both Buyer and Seller have collected monies, then any third-party payments or rebates shall be split pro-rata according to the respective collections of each to all the collections by Buyer and Seller. To the knowledge of Seller, Schedule 3(d) represents all third party payables contemplated as of Closing, and Buyer and Seller agree to work cooperatively after Closing to settle all third party payables which may become due after Closing based on the foregoing sharing arrangement.

         (c) Notwithstanding the foregoing, and for a period of six (6) months, in the event Buyer is required to refund any monies, that Seller has collected, pursuant to the refund provisions of the Contracts that Seller has assumed and the refund is not due to any fault of Buyer, then Seller shall reimburse Buyer for up to two hundred thousand dollars ($200,000) of the refunds paid to the Contract customers during the six (6) months following Closing (the "Refund Adjustment"), and thereafter Seller shall have no further responsibility related to any refunds of the Contracts. In the event Buyer proposes a Refund Adjustment, then it must be proposed within fifteen (15) days following six (6) months after Closing pursuant to the following:

                  (i) Within fifteen (15) days following six (6) months after Closing, Buyer shall cause to be prepared and delivered to Seller a schedule of all refunds which shall be the proposed "Refund Adjustment." Failure of Buyer to provide Seller with a Refund Adjustment within the foregoing time period shall cause Buyer's option to propose an adjustment to lapse, and there shall be no adjustment.

                  (ii) Upon receipt of the proposed Refund Adjustment, the Seller may conduct an audit of Buyer's Refund Adjustment. In the event that the parties disagree, then any dispute as to the Refund Adjustment shall be resolved pursuant to Section 22(q).

         7. NONCOMPETITION AGREEMENT. Notwithstanding currently existing agreements as of Closing which Acxiom may currently be a party to and only for purposes of financial institutions with combined assets of less than $5 billion dollars as of Closing, Seller agrees for the twelve (12) month period following Closing not to: (i) directly build or develop software applications in the United States that are directly competitive with the Business being acquired by Buyer in this transaction; (ii) initiate marketing agreements with competitors of the Business wherein the purpose of such arrangement is to market a software application that is directly competitive with the Business being acquired; or
(iii) solicit current customers of the Business, as of Closing, to use a product that is directly competitive with the Business Technology; provided however, for purposes of this Section 7, Acxiom shall not be limited to introducing and/or utilizing any software application in any case wherein Acxiom is also proposing substantial services to or is already providing other related services to the customer.

         8. REPRESENTATIONS AND WARRANTIES OF THE SELLER. Seller represents and warrants to Buyer as follows:

                  (a) ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to carry on its business as presently conducted, to enter into and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.

                  (b) AUTHORIZATION. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transaction contemplated hereby has been duly authorized by all necessary action on the part of the Seller. A true and correct copy of the resolution by Seller's Executive Committee approving this transaction is attached hereto as Exhibit B.

                  (c) VALIDITY. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

                  (d) NO CONSENTS. No consent or approval of, or declaration, filing or registration with, any governmental agency or other third party is necessary or otherwise required in connection with the execution, delivery or performance of this Agreement by the Seller or with respect to the consummation by the Seller of the transactions contemplated hereby except as specifically listed on Schedule 8(d).

                  (e) FINANCIAL INFORMATION. Seller has delivered to the Buyer true and correct copies of the financial information relating to the Business. The financial information is true, correct, and complete, and presents fairly the financial position and results of operation of Seller's Business, as of the dates and for the periods presented. Seller will use commercially reasonable efforts to deliver audited financial statements to Buyer in the form prescribed by the Securities and Exchange Commission in the letter to Buyer dated March 3, 2000 and attached hereto as Exhibit C.

                  (f) TITLE. Seller owns, beneficially and of record, all of the Assets, and will convey to the Buyer on the Closing Date, good and valid title to the Assets, free and clear of all liens, claims, encumbrances, security interests, restrictions and adverse rights, claims, or interests whatsoever, including but not limited to, any proprietary claims to the software and Business Technology which Seller acquired from Deluxe Corporation when the Assets were acquired by Seller and except for any assumed liabilities in
Schedule 3(d). The Assets constitute all of the assets and properties used in connection with the Business, save and except the Excluded Assets set forth in
Schedule 1(i).

                  (g) NO UNDISCLOSED LIABILITIES. With regard to this Agreement and the Business related thereto, the Seller has no known debts, liabilities or other obligations, except accounts payable to trade creditors incurred in the ordinary course of business since December 31, 1999 (the date of the last financial information).

                  (h) LITIGATION. To the knowledge of Seller, there is no litigation, action, suit, claim, proceeding, audit, inquiry or investigation pending or, threatened against Seller or Deluxe Corporation relating to or affecting any of the Assets or Liabilities. Seller is not aware of any basis or grounds for any such suit, action, claim, inquiry, investigation or proceeding. To the knowledge of Seller, neither the Seller nor any of the Assets is subject to or otherwise bound by any outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal.

                  (i) CONTRACTS. Set forth on Schedule 2(e) is a true, correct and complete list of each material contract relating to the ownership of the Assets or the operation of the Business as of the date hereof. To the knowledge of Seller, each of such Contracts is valid, binding and in full force and effect, is enforceable in accordance with its terms, and true and complete copies thereof have been delivered to the Buyer, and to the knowledge of Seller, the Seller has not received any notice terminating, rescinding or otherwise revoking any material Contract or any terms or provisions thereof, or which expresses any intent to do so; provided further, to the knowledge of the Seller, no other party to such Contracts has any intent to take any action to terminate, rescind or revoke any such Contracts or any term or provision thereof. To the knowledge of Seller, Seller has performed all obligations and has complied with all covenants required to be performed and complied with by the Seller under such Contracts, and Seller is not in breach or violation of, or default under; and to the knowledge of Seller, the other parties thereto are not in breach or violation of or default under, any of such Contracts (and no event has occurred which with notice, lapse of time or both would constitute a breach, violation or default thereunder).

                  (j) TAX MATTERS. To the knowledge of Seller, all tax returns and reports of any nature relating to the Business or the Assets have been timely and properly prepared and filed with the appropriate governmental agency and all taxes, assessments and governmental charges of every kind and nature, (including, without limitation, income, gross receipts, excise, franchise, property, employment, social security, payroll, sales and use taxes, and any penalties, interest and additions to tax) required by law to be paid by Seller have been timely paid prior to delinquency.

                  (k) PRODUCT PROGRAMS.

                           (i) To the knowledge of the Seller, Seller owns all
rights to the source code and system documentation directly relating to the Seller's CIMS software programs (the "Product Programs") and has only disclosed these Product Programs to employees and consultants having a "need to know" the contents thereof in connection with the performance of their duties for Seller.

                           (ii) To the knowledge of Seller, all personnel,
including employees, agents, consultants and contractors who have contributed to or participated in the conception and development of the Product Programs either
(A) have been a party to a "work-for-hire" arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller ownership of all tangible and intangible property thereby arising, or (B) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller ownership of all tangible and intangible property thereby arising.

                           (iii) To the knowledge of Seller, the Product
Programs, when run in an approved hardware configuration and in the proper operating environment, substantially meet the specifications and perform the functions described in the technical documentation of CIMS; provided however, the Seller does not warrant that (A) the operation of the Product Programs will be uninterrupted or error-free, or (B) the Product Programs will satisfy the requirements of Buyer.

                  (l) BROKERS. Seller has not engaged the services of any broker or finder in connection with this Agreement, and has not taken any action which would give rise to a valid claim for a brokerage commission, finder's fee or like payment.

                  (m) CONDITION OF THE ASSETS. To the knowledge of Seller, the Assets are in a good condition and state of repair, and there is no material defect in the condition of the Assets, ordinary wear and tear excepted.

                  (n) ACCOUNTS RECEIVABLE. To the knowledge of Seller, the current list of Accounts Receivable as set forth on Schedule 2(a) is "substantially collectible," and they have been recorded in the ordinary course of business in accordance with Seller's past interpretations of generally accepted accounting principles. In the event Buyer is unable, after using all commercially reasonable efforts to "substantially collect" the Accounts Receivable, then Buyer may propose as a Receivable Adjustment to the Purchase Price as provided in Paragraph 3(e).

                  (o) TRADEMARKS AND TRADENAMES. To the knowledge of Seller, there are no trademarks or tradenames used by Seller in connection with the Business.

                  (p) CHANGES IN BUSINESS. To the knowledge of Seller, there has been no change in the Assets or the Business which would have a material adverse effect upon the Business, the Assets, or the Buyer's continued use and operation thereof.

         9 REPRESENTATIONS AND WARRANTIES OF THE BUYER. Buyer represents and warrants to Seller as follows:

                  (a) ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. A true, correct and complete copy of the Certificate of Incorporation (the "Certificate") and the Bylaws of the Company, each in effect as of the date hereof, have been delivered to Seller or its counsel.

                  (b) AUTHORIZATION. The execution, delivery and performance of this Agreement and all actions contemplated hereunder by the Buyer and the consummation by the Buyer of the transactions contemplated hereby has been duly authorized by all necessary action on the part of the Buyer.

                  (c) NO CONFLICTS. To Buyer's knowledge, neither the execution nor delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby will result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute a breach, violation or default) under the Articles of Incorporation or Bylaws of the Buyer or the terms of any contract, instrument or other agreement to which Buyer is a party or is otherwise bound, or any statute, rule, regulation, ordinance, law, judgment, decree or order applicable to Buyer or to which Buyer is bound or subject.

                  (d) CAPITALIZATION. The authorized stock of the Buyer consists of (i) 50,000,000 shares of Common Stock, par value $0.001 per share, of which 26,745,398 shares are issued and outstanding as of March 31, 2000; (ii) 1,000,000 shares of Class A preferred stock of which (A) 500,000 shares have been designated as Series A Convertible Preferred Stock, par value $2.00 per share, 500,000 of which shares are issued and outstanding; (B) 5,000 shares have been designated as Series B Convertible Preferred Stock, par value $2.00 per share, 1,000 of which are issued and outstanding; (C) 1,000 shares have been designated as Series F Convertible Preferred Stock, par value $2.00 per share, 1,000 of which are issued and outstanding; (D) 3,000 shares have been designated as Series G Convertible Preferred Stock, par value $2.00 per share, 3,000 shares of which are issued and outstanding. All of the outstanding shares of Common Stock of the Buyer have been duly and validly authorized and issued and are fully paid and non-assessable.

                  (e) PREFERRED STOCK. The shares of Preferred Stock to be issued hereunder, and, when issued, the shares of Common Stock into which they are convertible, have been, or will be upon issuance, duly authorized and, when issued and paid for as herein provided, will be fully paid and nonassessible, free and clear of any restrictions on transfer other than any restriction under the Securities Act of 1933, as amended (the "Securities Act"), and state securities law.

                  (f) LITIGATION. Except as set forth on Schedule 9(f), there is no material claim, action, suit, litigation, arbitration, audit, investigation or other proceeding pending or, to the knowledge of the directors and/or officers or employees of the Buyer is threatened against the Buyer.

                  (g) COMPLIANCE WITH LAWS. The Buyer is in compliance in all material respects with laws and regulations applicable to its trade or business and as may be required by the Securities and Exchange Commission, as presently conducted or as proposed to be conducted.

                  (h) VALIDITY. This Agreement and all actions required or contemplated have been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

                  (i) BROKERS. Buyer has not engaged the services of any broker or finder in connection with this Agreement, and has not taken any action which would give rise to a valid claim against Buyer for a brokerage commission, finder's fee or like payment.




         10 COVENANTS OF THE BUYER. Buyer covenants and agrees with the Seller as follows:

                  (a) Based on the Business Technology being sold and for a period of thirty-six (36) months following Closing, Buyer shall pay to Seller a ten percent (10%) royalty fee on all license fees which Buyer, or its successor or assigns, collects from any third parties, whether monthly fees or otherwise, related to the use of Business Technology ("Royalty Payments"). Such Royalty Payments shall be made to Seller based upon gross collections by Buyer, for the period forty-two (42) months after Closing, attributable to license fees accrued by Buyer for the thirty-six (36) month period following Closing. Such Royalty Payments shall be made on a quarterly basis with no less than $1,000,000 and no more than $2,500,000 in the aggregate being due and payable for the thirty-six
(36) month period. The first payment shall be due and payable within fourteen
(14) days of the end of the first calendar quarter following Closing. If Seller requests, Buyer shall provide Seller reasonable access to all documentation to verify the calculation of such Royalty Payments.

                  (b) Buyer hereby grants Seller a non-exclusive perpetual license to use the Business Technology and provide all source code, software and services to Seller for Seller's internal use of the Business Technology, including all derivatives, and updates, pursuant to the terms and conditions prevailing for similar such contracts, and Seller and Buyer agree to interim service level terms, attached hereto as Exhibit D, whereby Buyer shall provide support to Seller for its internal use of the Business Technology. It is agreed Seller shall retain a copy of all Business Technology source code, software and other documentation as may be required for Seller's internal use; provided however, Buyer shall not be required to provide support to Seller on the Business Technology to the extent the source code or software is modified by Seller, or its agents, thereafter.

                  (c) As soon as reasonably practicable after Closing, Seller and Buyer shall enter into a reseller agreement which will allow Seller to bundle into Seller's solutions all of Buyer's products utilizing usual and customary reseller discounts. In the event Buyer's products are incorporated in a solution sold by Seller, then the Seller shall pay the Buyer a royalty based on the price it purchased the product from Seller as more specifically set forth in the reseller agreement.

                  (d) Buyer shall take all action necessary to satisfy its obligations required hereunder, including, but not limited to obtaining all authorization and consents for the issuance of the Preferred Stock and Warrants.

         11 COVENANTS OF THE SELLER. Seller covenants and agrees with the Buyer as follows:

                  (a) SOFTWARE INDEMNIFICATION. Seller will save and hold harmless and indemnify Buyer from all claims of infringement, invalidity, and/or ownership of title or right to use and practice the ideas, or the structure, sequence, and organization of the code of the Business Technology.

                  (b) CONDUCT OF BUSINESS. Prior to Closing:

                           (1) The Business shall be carried on only in the
ordinary course, consistent in all material respects with past practices, and no extraordinary action shall be taken with respect to the Business or any of the Assets without the prior written consent of the Buyer;

                           (2) Seller will use commercially reasonable efforts
to preserve and maintain the goodwill of the Business and the goodwill and existing relationships with its employees, customers and suppliers, and will not terminate any relationship with any material customer or supplier, or the employment of any employee without the prior consent of the Buyer, save and except routine employee dismissals for cause in the ordinary course of business;

                           (3) Seller will not change in any material respect
the compensation of its employees or amend or otherwise change any employee benefit plan or adopt any new employee benefit plan;

                           (4) None of the Assets shall be sold, transferred or
otherwise disposed of, encumbered, or otherwise have any lien to be placed thereon, save and except sales of inventory to customers in the ordinary course of business;

                           (5) Seller will comply with all of its obligations
and covenants under the material Contracts with respect to the Business and the Assets, and will not terminate, amend or otherwise modify any of the terms thereof, and will not take any action or omit to take any action which would (with or without notice, lapse of time or both) constitute a breach, violation or default thereunder;

                           (6) Seller will timely pay all of its liabilities,
debts and other obligations as and when they become due and payable; and

                           (7) Seller will not take any action or fail to take
any action (i) which would impair or materially adversely effect any of the Assets, (ii) which would constitute a material breach of any representation, warranty or covenant of Seller hereunder, or which would otherwise cause any representation or warranty of Seller herein to become false or incorrect, or
(iii) which would otherwise be inconsistent with the terms of this Agreement.

                  (c) INFORMATION. Prior to Closing, Seller will provide to Buyer and to Buyer's officers, accountants, counsel and other representatives reasonable access, during normal business hours, to the Assets, and will promptly furnish to Buyer all relevant information concerning the Business and the Assets as the Buyer may reasonably request.

                  (d) CONSENTS. Seller shall use its commercially reasonable efforts to obtain all consents and approvals from lessors and other third parties which are required or otherwise necessary in connection with the consummation of the transactions contemplated by this Agreement.

                  (e) NOTICE OF LITIGATION. Seller will provide prompt written notice to Buyer of any claim, suit, audit, litigation, or other proceeding or investigation which arises or is threatened or in prospect after the date of this Agreement and prior to the Closing, against or relating to the Business, the Assets, or the transactions contemplated by this Agreement, setting forth in such notice the facts and circumstances then currently available with respect thereto.

                  (f) DISCLOSURE. Seller will promptly inform the Buyer in writing of any matter which comes to its attention that would make any of the Seller's representations or warranties made herein false or incorrect in any material respect.

                  (g) INTENTIONALLY DELETED.

                  (h) CORPORATE SUPPORT. For a reasonable period following Closing, Seller shall make available via telephone to Buyer such of its corporate personnel who customarily worked in connection with the Business to the extent reasonably required to effectively make a transition to Buyer. After Closing, Acxiom shall designate an Acxiom associate to serve in this role.

                  (i) EXTENSION OF CREDIT. As long as Buyer is not in default hereunder, within 90 days of Closing, Seller will use its commercially reasonable efforts subject to consent of Seller's credit facilities to allow Buyer to execute a note payable to Seller in the amount of $500,000 with a term of three (3) years from the date of Closing, bearing interest at the rate of eight percent (8%) per annum. The specific terms and conditions and security therefore are to be mutually agreed upon at the time of execution of the note payable.

                           (10) DATA PRICING. Seller shall make Seller's data
available to Buyer consistent with the historical pricing methodology currently being charged until such time as Buyer and Seller shall execute a data reseller agreement, but in no event extending more than one year from Closing.

         12. CLOSING.

                  (a) TIME AND PLACE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer in Limerick, Pennsylvania, at 10:00 a.m. on April 1, 2000, or at such other time and place mutually acceptable to the parties. The parties shall immediately exchange their executed documents via facsimile. The original documents thereafter will be exchanged by overnight delivery.

                  (b) DELIVERIES AT THE CLOSING BY THE SELLER. At the Closing, the Seller shall deliver to the Buyer the following:

                           (i) A duly and properly executed Assignment and
Assumption of the Contracts, to be assigned hereby, in a form attached hereto as Exhibit E;

                           (ii) A certificate of the Executive Committee of
Seller's Board to effect that (1) the representations and warranties of the Seller contained herein were true and correct when made and are true and correct at and as of the Closing Date in all material respects; and (2) Seller has performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

                           (iii) An opinion of Seller's counsel in the form
attached hereto is Exhibit F; and

                           (iv) Such other documents and instruments reasonably
necessary in order to consummate the transactions contemplated hereby upon the terms contained herein.

                  (c) DELIVERIES BY THE BUYER. At the Closing, the Buyer shall deliver to the Seller the following:

                           (i) A stock certificate for fifteen hundred (1,500)
shares of Buyer's convertible Preferred Stock having a stated value of one thousand dollars ($1,000) per share in a form substantially similar to that attached hereto as Exhibit G;

                           (ii) A Warrant to purchase 247,934 shares of Buyer's
Common Stock in a form substantially similar to that attached hereto as Exhibit
G;

                           (iii) A duly and properly executed Assignment and
Assumption of Contracts, in the form attached hereto is Exhibit E;

                           (iv) A certificate of the President of Buyer to the
effect that (1) the representations and warranties of the Buyer contained herein were true and correct when made and are true and correct at and as of the Closing Date, and (2) Buyer has performed all obligations and complied with all covenants or will comply with such covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

                           (v) A duly and properly executed Stock Purchase
Agreement, Certificate of Designations, Registration Rights Agreement for the Preferred Stock and Warrants, in the forms attached hereto as Exhibit H, and all documents associated therewith; and

                           (vi) An opinion of Buyer's counsel in the form
attached hereto as Exhibit I, and the opinion of Buyer's counsel required by the Stock Purchase Agreement in the form attached hereto as Exhibit J.

                  (d) DELIVERIES AFTER CLOSING. Within sixty (60) days after Closing, Seller shall deliver:

                           (i) Audited financial statements substantially in the
form prescribed by the Securities and Exchange Commission in the letter to Buyer dated March 3, 2000 and attached hereto as Exhibit C; provided however, if Seller for any reason is unable to provide audited financial statements in the form prescribed, then Buyer may select another national accounting firm to undertake such audit, and Seller agrees to reimburse Buyer for the direct costs of obtaining such audit.

                  (ii) Such other documents and instruments reasonably necessary in order to consummate the transaction contemplated hereby upon the terms contained herein and not having already been delivered.

         13. CONDITIONS TO BUYER'S OBLIGATIONS. Unless waived by Buyer in writing, the obligation of the Buyer to complete the Closing of transactions contemplated by this Agreement is subject to the fulfillment and satisfaction, as of the Closing, of each of the following conditions:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Seller contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made on such date, and the Seller shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

                  (b) NO ADVERSE PROCEEDINGS. No suit, action or other proceeding by a third party shall be pending or threatened against the Buyer, or any of their respective officers, directors or affiliates which seeks to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain damages or other adverse relief in connection with this Agreement or the transactions contemplated hereby.

                  (c) NO ADVERSE INJUNCTIONS, ORDERS OR LAWS. No injunction or order of any court or governmental agency, nor any statute, rule, regulation, order or other law shall be in effect which restrains or otherwise prohibits the consummation of the transactions contemplated hereby.

                  (d) CONSENTS. All consents of all material third party consents required or otherwise necessary in connection with the consummation of the transactions contemplated herein shall have been received in a form and substance reasonably acceptable to the Buyer.

                  (e) NO MATERIAL ADVERSE CHANGE. There shall have occurred no material adverse change in the Assets or the financial condition, results of operations, business or prospects of the Business, and no material part of the Assets shall have been damaged or destroyed by any fire, storm, vandalism or other casualty.

                  (f) NO OTHER MATERIAL ADVERSE FACT OR CONDITION. Buyer's due diligence shall not have revealed any other material adverse fact, event or condition relating to the Assets or the Business.

                  (g) AUDITED FINANCIAL STATEMENTS. Seller shall have agreed to deliver to Buyer audited financial statements substantially in the form prescribed by the Securities and Exchange Commission in the letter to Buyer dated March 3, 2000 and attached hereto as Exhibit C.

         14. CONDITIONS TO SELLER'S OBLIGATIONS. Unless waived by Seller in writing, the obligation of Seller to complete the Closing of the transactions contemplated by this Agreement is subject to the fulfillment and satisfaction as of the Closing, of each of the following conditions:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Buyer contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date as if made on such date, and Buyer shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

                  (b) NO ADVERSE PROCEEDINGS. No suit, action or other proceeding by a third party shall be pending or threatened against the Seller or any of its officers, directors or affiliates, which seeks to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain damages or other adverse relief in connection with this Agreement or the transactions contemplated hereby.

                  (c) NO ADVERSE INJUNCTIONS, ORDERS OR LAWS. No injunction or order of any court or governmental agency, nor any statute, rule, regulation, order or other law shall be in effect which restrains or otherwise prohibits the consummation of the transactions contemplated hereby.

         15. INDEMNIFICATION.

                  (a) INDEMNIFICATION BY SELLER. Subject to the limitations set forth herein, Seller hereby assumes liability for, and agrees to indemnify, defend and hold Buyer harmless from and against any and all claims, actions, suits, losses, damages, liabilities, obligations, response and remediation costs, and all other costs and expenses (including, without limitation, attorneys fees, court and litigation costs, and amounts paid in settlement and judgments) (collectively the "Losses"), incurred by or asserted against Buyer which arise out of, result from or otherwise relate to any breach by Seller of any representation, warranty or covenant of Seller contained in this Agreement, or in any other document, instrument or agreement executed between Seller and Buyer pursuant to the terms of this Agreement;

                  (b) INDEMNIFICATION BY BUYER. Subject to the limitations set forth herein, Buyer hereby assumes liability for, and agrees to indemnify, defend and hold Seller harmless from and against any and all claims, actions, suits, losses, damages, liabilities, obligations, response and remediation costs, and all other costs and expenses (including, without limitation, attorneys fees, court and litigation costs, and amounts paid in settlement and judgments) (collectively the "Losses"), incurred by or asserted against Seller which arise out of, result from or otherwise relate to any breach by Buyer of any representation, warranty or covenant of Buyer contained in this Agreement, or in any other document, instrument or agreement executed between Buyer to Seller pursuant to the terms of this Agreement;

                  (c) NOTICE AND DEFENSE. The obligations and liabilities of the Seller and the Buyer hereunder with respect to their respective indemnities pursuant to this Section, resulting from any claim or other assertion of liability by third parties (hereinafter, "Third Party Claims"), shall be subject to the following terms and conditions:

                           (i) The party seeking indemnification hereunder (the
"Indemnified Party") shall give written notice of any such Third Party Claim to the party from whom indemnification is sought hereunder (the "Indemnifying Party") within a reasonable time after the Indemnified Party receives notice thereof; provided however, the failure to give such notice timely shall not affect the Indemnifying Party's obligations hereunder except to the extent that such failure materially prejudices the Indemnifying Party's ability to defend such Third Party Claim.

                           (ii) The Indemnifying Party shall have the right to
undertake, with counsel and other representatives of its own choosing and reasonably acceptable to the Indemnified Party, the defense or settlement of any such Third Party Claim. The Indemnified Party shall have the right in such circumstances to participate in such defense with its own counsel at its own cost, but if the use of counsel by the Indemnifying Party to defend such claim could reasonably be expected to give rise to a conflict of interest, the employment of separate counsel by the Indemnified Party shall be at the expense of the Indemnifying Party.

                           (iii) In the event that the Indemnifying Party shall
have the right to undertake the defense of any Third Party Claim, but shall fail to notify the Indemnified Party within ten (10) days of receipt of the notice that it has elected to undertake such defense or settlement, or if at any time the Indemnifying Party shall otherwise fail to diligently defend or pursue settlement of such claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such claim, with counsel reasonably acceptable to the Indemnifying Party, and at the cost of the Indemnifying Party.

                           (iv) Neither party shall compromise or settle any
Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any such settlement shall include as an unconditional term thereof a complete release of the Indemnified Party and its officers, directors, employees, agents and affiliates from all liability with respect to such claim. In the event the Indemnifying Party submits to the Indemnified Party a bona fide settlement offer from the third party claimant with respect to any Third Party Claim, and the Indemnified Party refuses to consent to such settlement, then thereafter the Indemnifying Party's liability with respect to such Third Party Claim shall not exceed the settlement amount included in such settlement offer, and the Indemnified Party shall either assume the defense of such Third Party Claim at the Indemnified Party's cost or pay the Indemnifying Party's attorneys fees and out of pocket costs and expenses incurred thereafter in continuing the defense of such claim. Regardless of which party is conducting the defense of any such Third Party Claim, the other party, with counsel or other representatives of its own choosing, shall have the right to consult with the party conducting the defense of such claim and its counsel or other representatives concerning such claim and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such claim, and the party conducting the defense of any such claim and its counsel shall in any case keep the other party and its counsel (if any) fully informed as to the status of any claim and any matters relating thereto. Each Party shall provide to the other party such records, books, documents and other materials as shall reasonably be necessary for such party to conduct or evaluate the defense of any Third Party Claim.

                  (d) Notwithstanding the foregoing, except with respect to (i) matters constituting common law fraud or intentional or willful breach or misrepresentation, (ii) the Receivable Adjustment which may be made after Closing pursuant to Paragraph 3(e) and 3(f), and (iii) the Refund Adjustment which may be made after Closing pursuant to Paragraph 6(c), each of which shall be indemnified on a first dollar basis, neither party shall be required to provide indemnification hereunder until the losses, other than the losses specifically excluded on a first dollar basis, exceed twenty thousand dollars ($20,000) (the "Floor"); provided further, such indemnity obligation amount shall not exceed four hundred seventy-five thousand dollars ($475,000) (the "Ceiling"). Any indemnifiable claims that Buyer may have against the Seller may be satisfied in cash or by transfer of Preferred Stock or Common Stock at a value which is equal to the greater of the price set forth in Paragraph 3(a) hereof or the then current price per share of the Buyer's Common Stock.

                  (e) After the Closing, the rights set forth in this Section regarding Indemnity shall be Buyer's and Seller's sole and exclusive remedy against the other party (and any party claiming by or through Buyer or Seller) hereto with respect to this Agreement and the transactions contemplated hereby (whether or not consummated); provided however, this Section shall not restrict or limit the ability of a party to seek injunctive or other like forms of equitable relief to enforce, or prevent any threatened or prospective breach of, the provisions hereof.

         16. SURVIVAL. The representations and warranties of the Seller contained in this Agreement and in any other document, instrument, certificate or agreement delivered in connection herewith, shall survive the Closing for a period of two (2) years, except with respect to (i) title to intellectual property; (ii) matters constituting fraud or intentional or willful breach of such representations and warranties shall survive until the expiration of the applicable statute of limitations with respect thereto; and (iii) any matter or covenant relating to the Preferred Stock, Common Stock or Warrants.

         17. RISK OF LOSS. The risk of loss with respect to the Assets shall remain with Seller until the Closing is completed and title to the Assets is transferred from Seller to Buyer.

         18. EXPENSES. Except as otherwise provided herein, the Seller on the one hand, and the Buyer on the other, shall each pay their own respective expenses relating to this transaction, including attorneys fees and disbursements and fees and expenses of accountants, financial advisors and other agents, whether or not the transactions hereunder are consummated.

         19. PRESS RELEASES. The parties agree to cooperate with each other regarding the timing and content of any press releases or other public announcements regarding the transactions contemplated by this Agreement.

         20. EMPLOYEES. Seller shall take such action as is reasonably necessary to permit the employees employed in the Business to be available for hire by the Buyer as of the Closing Date. Effective as of the Closing Date, Buyer shall have the right to offer, but shall have no obligation to offer, employment to such employees on such terms and conditions as Buyer determines in its sole and absolute discretion. Seller shall reasonably cooperate with Buyer regarding any offers of employment made by Buyer, but the decision as to hiring any particular employee shall rest with Buyer in its sole and absolute discretion.

         21. COBRA. Seller hereby assumes liability for and agrees to pay, indemnify, defend and hold Buyer harmless from and against and with respect to any and all losses, liabilities, claims, obligations, costs, damages, and expenses that arise under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Internal Revenue Code of 1986, as amended, imposed upon, incurred or assessed by reason of or relating to any failure by Seller to comply with the continuation health care coverage requirements of COBRA or Sections 601 through 608 of ERISA which occur with respect to any current or prior employee of Seller or any qualified beneficiary of such employee (as defined in COBRA). Seller agrees to provide to all its employees terminated in connection with the transaction described in this Agreement with all information that is necessary or required under the continuation health care requirements of COBRA, as such requirements have applied to any group health plan maintained by or for Seller, with respect to any current or former employee of Seller or any spouse, former spouse, dependent child or former dependent child of any such employee. Such information shall include, without limitation, the identification of all covered employees, as defined in COBRA, and their qualified beneficiaries, as defined in COBRA, the identification of all qualifying events with respect to which such covered employees are qualified beneficiaries, as defined in COBRA, and information otherwise demonstrating compliance with all the continuation health care coverage requirements of COBRA or in Sections 601-608 of ERISA.

         22. MISCELLANEOUS.


                  (a) ASSIGNMENT. Neither this Agreement, nor any of the rights, obligations and duties hereunder, may be assigned or otherwise transferred by either party without the prior written consent of the other party.

                  (b) FURTHER ASSURANCES. The parties agree that from time to time hereafter, upon request, each of them will execute, acknowledge and deliver such other instruments and documents and take such further action as may be reasonably necessary to carry out the intent of this Agreement.

                  (c) MODIFICATION. No provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

                  (d) BINDING EFFECT AND BENEFIT. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto, and their respective successors and assigns. Otherwise, this Agreement is not intended to create any rights for the benefit of any third party.

                  (e) HEADINGS AND CAPTIONS. Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of this Agreement.

                  (f) NOTICE. All notices, requests, demands and other communications permitted or required hereunder shall be in writing, and either
(i) delivered in person, (ii) sent by express mail or other overnight delivery service providing receipt of delivery, (iii) mailed by certified or registered mail, postage prepaid, return receipt requested or (iv) sent by facsimile transmission as follows:

                  If to the Seller, addressed or delivered in person to:

                  Acxiom Corporation
                  #1 Information Way
                  Little Rock, AR 72202
                  Attn: General Counsel
                  Telecopy No.: (501) 252-5610

         With copy to:

                  Friday Eldredge & Clark
                  400 W. Capitol, Suite 2000
                  Little Rock, AR 72201
                  Attn: Carla G. Spainhour, Esq.
                  Telecopy No.: (501) 376-2147

                  If to Buyer, addressed or delivered in person to:

                  Sedona Corporation
                  649 North Lewis Rd.
                  Limerick, PA 19468
                  Attn: Marco Emrich, President & CEO
                  Telecopy No.: (610) 495-3092

      With copy to:

                  Dale Goodfriend, Esq.
                  617 Southwest 9th Ave.
                  Rochester, MN 55902
                  Telecopy No.: (507) 252-2002

or to such other address as either party may designate by notice in the manner provided above.

         Any such notice or communication, if properly given or made by prepaid, registered or certified mail or by recorded express delivery, shall be deemed to have been made when actually received, but not later than three (3) business days after the same was posted or given to such express delivery service, and if made properly facsimile transmission such notice or communication shall be deemed to have been made at the time of dispatch and receipt of proof of transmission.

                  (g) SEVERABILITY. If any portion of this Agreement is held invalid, illegal or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions herein, provided the purposes, intent and objects of this Agreement may be attained and achieved through the enforcement of such remaining terms and provisions.


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

                  (h) WAIVER. No waiver of a breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach or limit or restrict any right or remedy otherwise available. Any waiver must be in writing.

                  (i) RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies expressed herein are cumulative and not exclusive of any rights and remedies otherwise available.

                  (j) GENDER AND PRONOUNS. Throughout this Agreement, the masculine shall include the feminine and neuter and the singular shall include the plural and vice versa as the context requires.

                  (k) ENTIRE AGREEMENT. This document and the Exhibits and Schedules attached hereto constitute the entire agreement of the parties and supersede any and all other prior agreements, oral or written, with respect to the subject matter contained herein. There are no representations, warranties, covenants or other agreements, oral or written, between the parties in connection with this transaction, other that those expressly set forth in this Agreement, the Exhibits and Schedules attached hereto.

                  (l) GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of Delaware.

                  (m) INCORPORATION BY REFERENCE. All exhibits and documents referred to in this Agreement shall be deemed incorporated herein by any reference thereto as if fully set out.

                  (n) COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (o) AUTHORITY. Each individual signing this Agreement in a representative capacity acknowledges and represents that he/she is duly authorized to execute this Agreement in such capacity in the name of, and on behalf of, the designated corporation, partnership, trust, or other entity.

                  (p) RULES OF CONSTRUCTION. The terms "to the knowledge of the Seller" or words to that effect are limited to the actual knowledge of the following individuals Jeff Stalnaker, Greg Bjorndahl and Jim Henley. The term "material" shall mean essential to the operation of the Business and exceeding a cash expenditure in the amount of ten thousand dollars ($10,000.00).

                  (q) RESOLUTION OF DISPUTES. Any claim of whatever nature including but not limited to the issue of dispute resolution arising out of or relating to the Agreement shall be resolved pursuant to the dispute resolution procedure as set forth below:


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

                           (i) If any disputes are not resolved by informal
negotiations of the parties, then the parties agree to submit to non-binding mediation in accordance with the Mediation Rules of the American Arbitration Association (the "AAA"); and

                           (ii) In the event the parties are unable to resolve
issues by using mediation, then the parties shall have all rights available to them at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year aforesaid.


                         ACXIOM CORPORATION

                         /s/ JEFFERSON D. STALNAKER
                         -----------------------------------------------------
                        Jefferson D. Stalnaker, Finance and Accounting Leader, Financial Services Division



                        SEDONA CORPORATION


                        /s/ MARCO EMRICH
                        --------------------------------------------------------
                        Marco Emrich, President & CEO



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